NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Fourth Quarter and 2003 Results

Utica, N.Y., January 14, 2004 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today its financial results for the quarter and year ended December 31, 2003. Net income was $3.2 million, or $0.23 per diluted share for the fourth quarter compared with $1.9 million, or $0.14 per diluted share for the fourth quarter of 2002, an improvement of approximately 68%. Net income for the year ended December 31, 2003, was $14.0 million, or $1.02 per diluted share, compared with $8.4 million, or $0.45 per diluted share for the same period in 2002, an improvement of almost 67%. The 2003 results were positively impacted by the acquisition of Herkimer Trust Corporation on December 27, 2002, and the 2002 results were affected by the Bank's mutual holding company reorganization completed on April 3, 2002. In connection with the reorganization, the Company formed the SBU Bank Charitable Foundation and recognized a $2.1 million contribution expense, or approximately $1.3 million after income taxes. Furthermore, the 2002 results were negatively impacted by $1.7 million of merger expenses, or approximately $1.0 million after taxes, in conjunction with the Herkimer merger. Earnings per share period-to-period increased proportionately more than the increase in net income because earnings per share in 2002 was calculated only on earnings subsequent to the Company's reorganization.

Net interest income for the three months ended December 31, 2003 totaled $11.2 million, an increase of 21.8% over the $9.2 million for the same period in 2002. The improvement in net interest income occurred primarily as a result of growth in net earning assets from the Herkimer acquisition. The net interest margin for the three months ended December 31, 2003 and 2002 was 3.85% and 3.82%, respectively. The net interest margin for the fourth quarter was 10 basis points lower than the 3.95% recorded for the third quarter of this year as the Company's assets continued to reprice downward, but already low deposit rates made it difficult for the Company to offset this reduction. If rates continue at the current low levels, additional margin compression may occur.

No provision for loan losses was recorded in the fourth quarter of 2003, compared with a $300,000 provision for the same period of 2002, and a $391,000 provision in the third quarter of 2003. Reductions in non-performing and classified loans and overall improved asset quality statistics contributed to the reduced provisioning during 2003. Non-performing loans to total loans were 0.53% at December 31, 2003, compared with 1.36% a year ago, and 0.78% at September 30, 2003. Significant reductions in other real estate owned also took place in the fourth quarter of 2003, resulting in non-performing assets to total assets of 0.34%, down 72 basis points, or 67.9% from a year ago, and 52.1% less than the end of the third quarter of 2003. John Zawadzki, President and CEO of the Company, stated, "Through extensive efforts in our workout group, we were able to satisfactorily resolve the largest non-performing assets, through a combination of complete payoffs and the sale of a $2.8 million piece of real estate owned." The sale of the other real estate owned resulted in expenses of $356,000 during the fourth quarter, which negatively impacted the Company's earnings, but returned a significant asset to earning status.

Non-interest income totaled $2.7 million for the three months ended December 31, 2003 compared with $1.7 million for the fourth quarter of 2002. The improvement in non-interest income was primarily attributed to a greater number of customers and new products and services obtained through the Herkimer acquisition. The Company now offers trust services and has increased efforts to expand fee generating product lines, such as the sale of title insurance and non-deposit investment products.

Non-interest expenses were $8.9 million for the fourth quarter of 2003, compared with $8.0 million for the same period in 2002. The 2002 results included $1.7 million in merger expenses. The increase in expenses is primarily attributable to the costs of running a larger, more diverse bank as a result of the Herkimer acquisition. During the fourth quarter the Company recognized $253,000 of expense related to the amortization of intangible assets recorded in the Herkimer merger. There was no such expense in the fourth quarter of 2002.

The annual operating results reflect the same items discussed in the quarterly analysis. Notably, the Company recorded $1.2 million of expense related to the amortization of merger intangibles in 2003, versus none in 2002, and the expenses of the Company's shareholder approved stock benefit plans increased $799,000 year-to-year.

Total assets of the Company were $1.29 billion at December 31, 2003, a $48.4 million, or 3.6% reduction from the end of 2002. The decline is primarily attributed to a $42.6 million reduction in interest-bearing deposits at other banks and federal funds sold in order to fund a $59.1 million reduction in deposits attributed to outflows caused by the Company's deposit pricing strategy resulting in the Company's rates being below much of the competition. Certificates of deposit declined the most, and were $31.5 million lower at December 31, 2003 than the end of 2002.

Attached to this press release is summarized financial information for the quarter and year ended December 31, 2003.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

On December 24, 2003, Partners Trust announced it had adopted a plan of conversion and agreed to acquire BSB Bancorp, Inc., the holding company for BSB Bank and Trust Company. BSB Bank provides a broad range of deposit, loan, trust, and financial services through its 20 full-service banking offices in Broome, Onondaga, Tioga and Chenango Counties.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993
	December 31, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,285,115	$ 1,333,503
Gross loans (1)	806,194	809,610
Allowance for loan losses	8,608	10,989
Securities	344,954	345,700
Goodwill	34,523	34,523
Other intangible assets, net	3,288	4,461
Deposits	796,078	855,211
Borrowings (2)	296,625	297,595
Shareholders' equity	175,335	165,437
Non-performing loans	4,242	10,983
Other real estate owned	121	3,092
Trust department assets (3)	69,828	61,154

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 16,240	$ 15,517	$ 69,189	$ 62,890
Interest expense	5,017	6,299	22,582	27,626
Net interest income	11,223	9,218	46,607	35,264
Provision for loan losses	-	300	1,100	1,150
Net interest income after provision for loan losses	11,223	8,918	45,507	34,114
Net gain (loss) on sale of securities available-for-sale	-	-	-	(19)
Other non-interest income	2,737	1,732	11,138	6,866
Merger expenses	-	1,712	-	1,716
Contribution expenses	21	33	152	2,268
Other non-interest expense	8,847	6,239	35,179	24,747
Income before income tax expense	5,092	2,666	21,314	12,230
Income tax expense	1,845	730	7,268	3,818
Net income	$ 3,247	$ 1,936	$ 14,046	$ 8,412
Basic earnings per share	$ 0.24	$ 0.14	$ 1.04	$ 0.45
Diluted earnings per share	$ 0.23	$ 0.14	$ 1.02	$ 0.45
Basic weighted average shares outstanding	13,567,189	13,589,711	13,531,672	13,677,898
Diluted weighted average shares outstanding	13,853,994	13,660,561	13,749,174	13,701,600
Dividends paid per share	$ 0.10	$ 0.05	$ 0.34	$ 0.10

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Not included in total assets.

	Three Months Ended December 31,		Year Ended December 31,
	2003(1)	2002(1)	2003	2002

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	1.01%	0.75%	1.08%	0.82%
Return on average equity	7.35%	4.57%	8.18%	5.67%
Interest rate information:
Yield on assets	5.57%	6.44%	5.91%	6.60%
Cost of funds	2.01%	3.10%	2.24%	3.38%
Net interest rate spread	3.56%	3.34%	3.67%	3.22%
Net interest margin (3)	3.85%	3.82%	3.98%	3.70%
Net charge-offs to average loans	0.46%	1.17%	0.43%	0.37%
Efficiency ratio (4)	63.90%	74.24%	61.90%	68.96%

	December 31, 2003	December 31, 2002

Asset Quality Ratios:
Non-performing loans to total loans	0.53%	1.36%
Non-performing assets to total assets	0.34%	1.06%
Allowance for loan losses to non-performing loans	202.92%	100.05%
Allowance for loan losses to total loans (5)	1.07%	1.37%

Equity ratios:
Book value per share	$ 12.72	$ 12.04
Book value per share,
including unallocated ESOP shares	12.35	11.65
Tangible book value per share	9.98	9.20
Tangible book value per share
including unallocated ESOP shares	$ 9.69	$ 8.90
Tier 1 leverage ratio	10.90%	9.37%

(1) Ratios have been annualized where appropriate.
(2) Averages are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income
	and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.

	2003
	Fourth	Third	Second	First

Selected Quarterly Financial Data

Interest income	$ 16,240	$ 16,994	$ 17,445	$ 18,510
Interest expense	5,017	5,367	5,826	6,372
Net interest income	11,223	11,627	11,619	12,138
Provision for loan losses	-	391	283	425
Net interest income after provision for loan losses	11,223	11,236	11,336	11,713
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	2,737	3,241	2,748	2,411
Merger expenses	-	-	-	-
Other non-interest expense	8,868	9,000	8,692	8,770
Income before income tax expense	5,092	5,477	5,392	5,354
Income tax expense	1,845	1,862	1,782	1,780
Net income	$ 3,247	$ 3,615	$ 3,610	$ 3,574
Basic earnings per share	$ 0.24	$ 0.27	$ 0.27	$ 0.26
Diluted earnings per share	$ 0.23	$ 0.26	$ 0.26	$ 0.26
Basic weighted average shares outstanding	13,567,189	13,532,398	13,519,624	13,506,805
Diluted weighted average shares outstanding	13,853,994	13,789,794	13,718,119	13,636,850
Dividends paid per share	$ 0.10	$ 0.10	$ 0.07	$ 0.07
Net interest margin (1)	3.85%	3.95%	3.93%	4.19%
Return on average assets	1.01%	1.11%	1.11%	1.11%
Return on average equity	7.35%	8.22%	8.48%	8.70%
Efficiency ratio (2)	63.90%	61.95%	61.02%	60.80%

(1) Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.